EXHIBIT 99.1

First Cash Reports First Quarter Earnings Per Share of $0.32

Reaffirms Full Year 2009 Guidance and Earnings Growth

ARLINGTON, Texas, April 21, 2009 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced revenue, net income and earnings per share for the three months ended March 31, 2009. The Company reported record first quarter earnings per share from continuing operations of $0.32; results which exceeded the Company's internal forecast and were above the consensus analysts' estimate. The Company reaffirmed its full year earnings guidance of $1.36 to $1.38 per share.

Earnings per Share

 * Diluted earnings per share from continuing operations for the first quarter of 2009 were $0.32, compared to $0.31 in the first quarter of 2008.  Net income from continuing operations for the first quarter of 2009 was $9.6 million.

 * Total diluted earnings per share, including discontinued
   operations, were $0.38 for the first quarter of 2009, a 73%
   increase over diluted earnings per share of $0.22 in the prior-
   year quarter.  Net income from continuing and discontinued
   operations for the first quarter of 2009 was $11.2 million.
   Earnings per share from discontinued operations were $0.06 for the first quarter of 2009, primarily the result of strong cash collections of Auto Master customer receivables held by the Company as a discontinued asset.

Revenue Highlights

 * Revenue from continuing operations for the first quarter of 2009 was $82.7 million, compared to $77.2 million in 2008.  Consolidated revenue increased by 14% on a constant currency basis, applying the currency exchange rate from the first quarter of the prior year to the current quarter's Mexican peso results.  Pawn-related revenue represented 81% of total year-to-date revenue.

 * In Mexico, total pawn revenue for the quarter was $34.7 million, compared to $28.7 million in the prior year.  On a constant currency basis, Mexico pawn revenues grew by 38%.  U.S. pawn revenue, which is derived from a mature store base, was $32.6 million for the quarter, a 3% increase over the prior year.  Short-
   term/payday loan revenue in the U.S. decreased by 10%, primarily the result of increased competition, general economic conditions and intentional contraction of unit growth.

 * Same-store sales increased by 7% in the Company's U.S. and Mexico pawn stores on a constant currency basis.  In Mexico, same-store sales increased by 13% on a constant currency basis.  Same-store sales declined by 16% in the Company's U.S. short-term/payday loan stores.

Key Profitability Metrics

 * Consolidated store-level operating margins were 28% for the trailing twelve months, compared to 27% in the prior-year
   comparative period.  The pre-tax operating margin, which includes store and administrative expenses and net interest costs, was 18%
   for the trailing twelve month period, which is consistent with the prior year.

 * Pawn receivable balances increased by 3% in the U.S. pawn stores and by 6% in the Mexico stores.  On a constant currency basis, pawn loans grew by 27% in Mexico and 14% overall.

 * The retail pawn merchandise sales margin was 43% for the quarter, compared to 45% for the prior-year quarter, which is viewed as a positive outcome in the current retailing environment. The margin on wholesale scrap jewelry sales was 41% for the quarter, which equaled the prior-year result.

 * The short-term/payday loan credit loss provision improved significantly during the current quarter to 17% of related short-
   term/payday loan revenue, compared to 23% in the first quarter of
   2008.  Management anticipates that improvement in the year-over-year loss rate can continue into future quarters of 2009. The Company did not sell any bad debt receivables in the first quarter of 2009.

New Locations

 * A total of 18 new store locations were added during the first quarter of 2009, which were comprised of 15 stores in Mexico and three short-term/payday loan stores in the U.S.  The first quarter openings put the Company on pace to meet its target of 55 to 60 new store openings in Mexico during 2009.  The Company does not anticipate opening any additional U.S. short-term/payday loan stores in 2009.

 * The Company operated 525 pawn and short-term/payday loan stores as of March 31, 2009, a net store-count increase of 17% over the past twelve months.

Financial Position & Liquidity

 * The Company reduced outstanding interest-bearing debt by $27 million during the first quarter of 2009, a 32% reduction in total debt. The outstanding balance at March 31, 2009 on the Company's long-term bank credit facility was $45 million.

 * Free cash flow (defined as cash flow from operations, reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables), for the trailing twelve months ended March 31, 2009 was $32 million, a significant increase over the prior year.  A detailed reconciliation of this non-GAAP financial measure is provided elsewhere in this release.

 * Earnings before interest, taxes, depreciation and amortization
   (EBITDA) from continuing operations totaled $72 million for the trailing twelve months, an increase of 14% over the comparable prior-year period.  The EBITDA margin for the same periods was 21%
   and 22%, respectively.  A detailed reconciliation of this non-GAAP financial measure is provided elsewhere in this release.

Foreign Currency

 * The average value of the Mexican peso to the U.S. dollar decreased from 10.8 to 1 in the first quarter of 2008 to 14.4 to 1 in the current quarter.  As noted above, the translated revenue results of the Mexican operations into U.S. dollars were diminished by this currency rate fluctuation, especially in the Company's interior
   (off-border) stores where the majority of transactions are conducted in pesos.  However, while the weakening of the Mexican peso negatively affected the translated dollar-value of peso-
   denominated revenue from Mexico stores located in the interior of the country, the Company benefited from the translation of peso-
   denominated expenses across all stores in Mexico, in the form of lower reported expenses on a U.S. dollar basis.  As a result of this and other natural currency hedges maintained by the Company, the impact of the currency rate fluctuation on first quarter net income and earnings per share was minimal.

 * The Company continues to reinvest peso-denominated cash generated by the Mexican operations back into new stores and loan growth in
   Mexico.  As a result, fluctuations in currency exchange rates have no material present cash flow impact on the consolidated
   operations.

Discontinued Operations

 * After-tax net income from the discontinued Auto Master operation during the first quarter was $2.3 million, or $0.08 per share.  As previously reported, the Company discontinued its Auto Master buy-
   here/pay-here automotive operation in the third quarter of 2008 and subsequently sold the inventory and retail operations to a third party.  Under a related services agreement, the purchaser is collecting Auto Master's outstanding customer notes receivable, which are being reported by the Company as a discontinued asset held for sale.  The $0.08 per share realized in the current quarter reflects the excess of the amounts collected in the current quarter over anticipated collections based on the liquidation fair value methodology utilized in the Company's third-quarter 2008 write-down of these same assets.  During the current quarter, the Company realized net cash collections of $7.0 million on these accounts and recorded a pre-tax benefit of approximately $4.0 million from the net of these cash collections as compared to the fair value of the receivables carried on the Company's books.  Based on these first quarter results, the Company believes that future cash collections of these historical Auto Master receivables will generate positive results in the remaining quarters of 2009, although at a declining rate compared to the current quarter, as the receivable balances are collected or written-off.  At March 31, 2009, the remaining
   Auto Master gross customer receivables, reflected as outstanding on the Company's books, totaled approximately $50 million, which the
   Company is carrying at an estimated fair value of $7.5 million in accordance with generally accepted accounting principles.  Any amounts collected in excess of this number will be reflected in future quarters as additional income from discontinued operations.

 * Consistent with the Company's strategy of regularly evaluating individual store profitability, the Company has closed or is preparing to close certain underperforming short-term/payday loan stores, primarily in Michigan, and a limited number in Texas.
   Accordingly, the Company currently anticipates selling or closing all twelve such short-term/payday loan stores in Michigan in the second quarter.  In addition, six under-performing stores in Texas were closed during the first quarter of 2009; up to twelve additional stores, primarily located in Texas, are being evaluated for closing in 2009.  The majority of these dispositions or closings, including all of the Michigan locations, will be accounted for as discontinued operations.  Associated with such activities, the Company expects a total charge in 2009 to
   discontinued operations, net of tax, of $0.04 to $0.05 per share, of which $0.02 was recorded in the current quarter as a reduction against the $0.08 in discontinued earnings from Auto Master.  With the planned disposition of the Michigan stores, the only U.S.
   states where the Company has significant store-front short-
   term/payday loan operations are Texas, Illinois and California.

2009 Outlook

 * The Company is maintaining its current 2009 guidance for diluted earnings per share from continuing operations of $1.36 to $1.38 per share, an 8% to 10% growth rate over 2008.

 * In 2009, the Company anticipates opening 55 to 60 new stores in
   Mexico and a limited number of new pawn stores in the U.S.  The
   Company does not anticipate opening any new U.S. short-term/payday loan stores in the remaining quarters of 2009.

Commentary & Analysis

Rick Wessel, Chief Executive Officer of First Cash, commented on the Company's first quarter operating results, "We are pleased with the first quarter results, as they exceeded our expectations in a number of key areas. Through difficult general economic conditions, we posted revenue and profitability growth in our core pawn operations, decreased credit losses and further accelerated our expansion in Mexico. Moreover, our operations generated record cash flow, which we are utilizing to fund continued growth and further reduce debt. Our objective is to become substantially debt free under our bank credit facility in 2010. We are well-positioned to capitalize on significant opportunities for both short- and long-term growth and increased market share, while maintaining a highly conservative, minimally levered balance sheet. Under current economic and banking conditions, we conclude this to be the most appropriate, prudent course of action."

In regard to the Mexico operations, Mr. Wessel noted, "We continue to identify new, high potential opportunities for expansion in both new and existing markets, and our new stores continue to ramp to profitability at levels that exceed our expectations. With 15 store openings in the first quarter, the total store count in Mexico now stands at 284, an increase of 35% over the past 12 months alone."

The Company expects that it will continue to generate significant free cash flow in 2009, both from continuing operations and cash collections on the remaining Auto Master receivables. The resulting balance sheet is strong and liquid and should become even more so. Mr. Wessel also commented on the Company's decision to exit the short-term/payday loan business in Michigan and close other underperforming stores by noting that, "These decisions are consistent with our long-term strategy of optimizing overall company profitability, reducing regulatory risks and focusing growth and resources on our core pawn business. We continue to take a highly conservative position regarding the future of the payday business and will continue that approach until the regulatory climate for payday lending is more clear."

In summary, Mr. Wessel said, "We believe that our core pawn business remains well-positioned for continued near-term and long-term growth and stability. Although the economy and financial markets are in a period of unprecedented volatility and uncertainty, we anticipate continued strong demand for our pawn loan and value-priced consumer retail products, particularly in light of the reduced availability of traditional consumer credit and diminished purchasing power for many consumers. Our new store expansion will continue to be self-funded from operating cash flow, and our cash and debt positions should allow us to pursue other strategic opportunities that might become available. We remain confident in our ability to generate significant long-term earnings growth and value for our shareholders."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. ("First Cash" or the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, income and losses related to discontinued operations, collections results, future tax benefits, expansion strategies, store openings, liquidity, cash flow, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, regulatory risks, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term/payday loan businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used-vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2008 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in many locations, provide short-term/payday loans and credit services products. The Company's short-term loan locations provide various combinations of short-term/payday loan products, installment loans, check cashing, credit services and other financial services products. The Company owns and operates over 525 stores in eleven U.S. states and 17 states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index(r) and the Russell 2000 Index(r). First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

                   FIRST CASH FINANCIAL SERVICES, INC.
                          STORE COUNT ACTIVITY

The following table details store openings and closings for the three months ended March 31, 2009:

                                                    Mexico
                                 U.S. Locations    Locations
                               ------------------- ---------
                                                     Pawn/
                                          Short-    Short-
                                           Term      Term
                                 Pawn      Loan      Loan      Total
                                Stores    Stores    Stores   Locations
                               --------- --------- --------- ---------
 Three Months Ended
 March 31, 2009
 --------------------------
 Total locations, beginning
  of period                           94       162       269       525
 New locations opened                 --         3        15        18
 Locations closed or
  consolidated                        --        (1)       --        (1)
 Discontinued short-term
  loan operations                     --       (17)       --       (17)
                               --------- --------- --------- ---------
 Total locations, end of
  period                              94       147       284       525
                               ========= ========= ========= =========

For the three months ended March 31, 2009, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 39 check cashing and short-term/payday loan kiosks located inside convenience stores, which are not included in the above table.

                   FIRST CASH FINANCIAL SERVICES, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                          Three Months Ended March 31,
                                          ----------------------------
                                             2009              2008
                                             ----              ----
                                                   (unaudited)
                                              (in thousands, except
                                                per share amounts)
 Revenue:
   Pawn merchandise sales                  $ 49,631          $ 44,003
   Finance and service fees                  32,124            32,198
   Other                                        941             1,027
                                           --------          --------
                                             82,696            77,228
                                           --------          --------
 Cost of revenue:
   Cost of goods sold                        28,558            24,744
   Short-term loan and credit services
    loss provision                            2,445             3,564
   Other                                         54               108
                                           --------          --------
                                             31,057            28,416
                                           --------          --------
 Net revenue                                 51,639            48,812
                                           --------          --------

 Expenses and other income:
   Store operating expenses                  25,725            23,856
   Administrative expenses                    8,086             6,440
   Depreciation                               2,493             2,654
   Interest expense                             236               265
   Interest income                              (50)              (18)
                                           --------          --------
                                             36,490            33,197
                                           --------          --------

 Income from continuing operations before
  income taxes                               15,149            15,615

     Provision for income taxes               5,575             5,758
                                           --------          --------
 Income from continuing operations            9,574             9,857

     Income (loss) from discontinued
      operations, net of tax                  1,669            (3,162)
                                           --------          --------
 Net income                                $ 11,243          $  6,695
                                           ========          ========

 Basic income per share:
   Income from continuing operations       $   0.33          $   0.32
   Income (loss) from discontinued
    operations                                 0.06             (0.10)
                                           --------          --------
   Net income per basic share              $   0.39          $   0.22
                                           ========          ========

 Diluted income per share:
   Income from continuing operations       $   0.32          $   0.31
   Income (loss) from discontinued
    operations                                 0.06             (0.09)
                                           --------          --------
   Net income per diluted share            $   0.38          $   0.22
                                           ========          ========

 Weighted average shares outstanding:
   Basic                                     29,248            30,588
   Diluted                                   29,905            31,105

                    FIRST CASH FINANCIAL SERVICES, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                            March 31,         Dec. 31,
                                       --------------------  ---------
                                          2009       2008       2008
                                          ----       ----       ----
                                            (unaudited)

                                                (in thousands)
              ASSETS
 Cash and cash equivalents             $  20,775  $  13,689  $  29,006
 Service charges receivable                6,987      6,796      7,173
 Pawn receivables                         43,279     41,454     44,170
 Short-term loan receivables, net of
  allowance                                4,169      4,673      5,188
 Inventories                              25,916     26,797     28,738
 Prepaid expenses and other current
  assets                                   4,062      4,633      7,393
 Current assets of discontinued
  operations                               9,631     38,952      9,189
                                       ---------  ---------  ---------
   Total current assets                  114,819    136,994    130,857

 Property and equipment, net              40,078     39,227     39,454
 Goodwill, net                            74,193     53,237     75,191
 Other                                     1,751      1,227      1,191
 Long-term assets of discontinued
  operations                              14,240     58,347     18,650
                                       ---------  ---------  ---------
   Total assets                        $ 245,081  $ 289,032  $ 265,343
                                       =========  =========  =========

  LIABILITIES AND STOCKHOLDERS' EQUITY
 Current portion of notes payable      $   4,580  $   2,250  $   7,048
 Accounts payable                          1,822      5,729      2,280
 Accrued liabilities                      13,766     12,370     21,380
 Income taxes payable                      6,595      1,651         --
 Current liabilities of discontinued
  operations                                 832      3,616      2,110
                                       ---------  ---------  ---------
   Total current liabilities              27,595     25,616     32,818

 Revolving credit facility                45,000     54,900     68,500
 Notes payable, net of current portion     8,232      3,375      9,389
 Deferred income tax liabilities              --     10,053        186
                                       ---------  ---------  ---------
   Total liabilities                      80,827     93,944    110,893

 Stockholders' equity:
   Common stock                              361        361        361
   Additional paid-in capital            112,797    112,241    112,750
   Retained earnings                     159,562    176,550    148,319
   Accumulated other comprehensive
    income (loss)                        (11,054)        --     (9,568)
   Common stock held in treasury         (97,412)   (94,064)   (97,412)
                                       ---------  ---------  ---------
     Total stockholders' equity          164,254    195,088    154,450
                                       ---------  ---------  ---------
     Total liabilities and
      stockholders' equity             $ 245,081  $ 289,032  $ 265,343
                                       =========  =========  =========

                    FIRST CASH FINANCIAL SERVICES, INC.
                           OPERATING INFORMATION

The following table details the components of revenue for the three months ended March 31, 2009, as compared to the three months ended March 31, 2008 (unaudited, in thousands):

                                          Three Months Ended March 31,
                                          ----------------------------
                                              2009            2008
                                              ----            ----
 Domestic revenue:
   Pawn retail merchandise sales            $ 17,086        $ 16,724
   Pawn scrap jewelry sales                    6,781           6,608
   Pawn service charges                        8,702           8,419
   Short-term loan and credit
    services fees                             13,700          15,269
   Other                                         917           1,027
                                            --------        --------
                                            $ 47,186        $ 48,047
                                            ========        ========

 Foreign revenue:
   Pawn retail merchandise sales            $ 16,627        $ 12,090
   Pawn scrap jewelry sales                    9,137           8,581
   Pawn service charges                        8,911           8,034
   Short-term loan and credit
    services fees                                811             476
   Other                                          24              --
                                            --------        --------
                                            $ 35,510        $ 29,181
                                            ========        ========

 Total revenue:
   Pawn retail merchandise sales            $ 33,713        $ 28,814
   Pawn scrap jewelry sales                   15,918          15,189
   Pawn service charges                       17,613          16,453
   Short-term loan and credit services fees   14,511          15,745
   Other                                         941           1,027
                                            --------        --------
                                            $ 82,696        $ 77,228
                                            ========        ========

The following table details selected assets as of March 31, 2009 and March 31, 2008 (unaudited, in thousands):

                                                    March 31,
                                          ----------------------------
                                              2009            2008
                                              ----            ----
 Customer receivables
   Pawn                                     $ 43,279        $ 41,454
   Short-term loan                             4,393           4,844
                                            --------        --------
                                              47,672          46,298
 CSO short-term loans held by independent
  third-party (1)                             10,305          10,783
 Allowance for doubtful accounts                (784)           (758)
                                            --------        --------
                                            $ 57,193        $ 56,323
                                            ========        ========

(1) CSO loans outstanding are from an independent third-party lender and are not included on the Company's balance sheet.

                   FIRST CASH FINANCIAL SERVICES, INC.
          UNAUDITED NON-GAAP FINANCIAL INFORMATION - FREE CASH FLOW

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from operations reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. Free cash flow is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from free cash flow are significant components in understanding and assessing the Company's financial performance. Since free cash flow is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, free cash flow, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow should not be considered as an alternative to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table reconciles "net cash flow from operating activities" to "free cash flow" (unaudited, in thousands):

                                             Trailing Twelve Months
                                                 Ended March 31,
                                          ----------------------------
                                              2009            2008
                                              ----            ----
 Cash flow from operating activites         $ 60,352        $ 30,510
 Cash flow from investing activites:
   Pawn customer receivables                  (8,691)         (9,243)
   Short-term loan receivables                (2,891)         (3,577)
   Purchases of property and equipment       (16,670)        (26,116)
                                            --------        --------
     Free cash flow                         $ 32,100        $ (8,426)
                                            ========        ========

                    FIRST CASH FINANCIAL SERVICES, INC.
             UNAUDITED NON-GAAP FINANCIAL INFORMATION - EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to EBITDA (unaudited, in thousands):

                                            Trailing Twelve Months
                                                Ended March 31,
                                          ----------------------------
                                              2009            2008
                                              ----            ----

 Income from continuing operations          $ 38,585        $ 33,670

 Adjustments:
   Income taxes                               22,755          19,341
   Depreciation and amortization              10,295          10,223
   Interest expense                              764             431
   Interest income                               (87)            (76)
                                            --------        --------
 Earnings from continuing operations
  before interest, income taxes,
  depreciation and amortization             $ 72,312        $ 63,589
                                            ========        ========

 EBITDA margin calculated as follows:
   Total revenue from continuing
    operations                              $336,464        $292,103
   Earnings from continuing operations
    before interest, income taxes,
    depreciation and amortization             72,312          63,589
                                            --------        --------
   EBITDA as a percent of revenue                 21%             22%
                                            ========        ========

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman and Chief Executive Officer
          Doug Orr, Executive Vice President and
           Chief Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com